EXHIBIT 99.1

April 6, 2004
FOR IMMEDIATE RELEASE

CONTACT:	D. Anthony Peay, Senior Vice President/Chief Financial Officer (804) 632-2112

Traded: NASDAQ

Symbol: UBSH

UNION BANKSHARES INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation has declared a semi-annual dividend of $.33 per share, a 6.5% increase from the semi-annual dividend paid November 1, 2003 and a 13.8% increase from the May 1, 2003 dividend. The dividend is payable on May 3, 2004 to shareholders of record as of April 19, 2004.

Union Bankshares provides full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (21 locations in the counties of Caroline, Hanover, Henrico, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg and loan production offices in Manassas and Richmond), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Bank of Williamsburg (2 locations in Williamsburg and Newport News) and Rappahannock National Bank in Washington, Virginia. In addition, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

The Company recently announced it had signed a definitive agreement pursuant to which Union will acquire Guaranty Financial Corporation, a nearly $200 million in assets company operating sales offices in the Greater Charlottesville area of Virginia. It is anticipated that, subject to regulatory and shareholder approvals, the transaction will close in the second quarter of 2004 at which time Union would become the second largest banking company headquartered in Virginia based on the most recent data available.

This press release may contain “forward looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.